                                                                    EXHIBIT 11


                                           SCOR U.S. CORPORATION
                                     COMPUTATION OF EARNINGS PER SHARE
                                   (in thousands, except per share data)


                                                                    Year Ended December 31,
                                                                       1994      1993      1992

   PRIMARY:

   Net income (loss) applicable to common  stock                    $(7,841)  $25,328   $ 7,249
                                                                    =======   =======    ======
   Average number of common shares outstanding                       18,166    18,184    17,960

   Add:
     Assumed exercise of stock options                                  -0-       211       296
                                                                    -------   -------   -------
   Common and common equivalent shares outstanding                   18,166    18,395    18,256
                                                                    =======   =======   =======
   Net income (loss) per share assuming exercise
    of common stock equivalents                                     $ (0.43)  $  1.38   $  0.40
                                                                    =======   =======   =======

   FULLY DILUTED:

   Net income (loss) applicable to common stock                     $(7,841)  $27,718    $7,249
                                                                    =======   =======   =======
   Average number of common shares outstanding                       18,166    18,121    17,960

   Add:
     Assumed exercise of stock options                                  -0-       209       296
     Assumed exercise of convertible bonds                              -0-     2,586       -0-
                                                                    -------   -------   -------
   Common and common equivalent shares outstanding
    assuming full dilution                                           18,166    20,916    18,256
                                                                    =======   =======   =======
   Net income (loss) per share assuming full dilution               $ (0.43)  $  1.33   $  0.40
                                                                    =======   =======   =======